Exhibit 99.1
N E W S   R E L E A S E

FOR IMMEDIATE RELEASE	Contact:
AUGUST 25, 2011	Investor Relations Dept.
(800) 536-7453
AMENDED NEWS RELEASE
TORCH ENERGY ROYALTY TRUST REVISES RECORD DATE
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced that the record date for its recently declared cash distribution of 17.00 cents per unit has been changed to September 6, 2011 from the previously announced date of August 31, 2011. The cash distribution remains payable on September 12, 2011, as previously announced. The change to the cash distribution record date is to comply with New York Stock Exchange requirements.
About the Trust
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 99% of the estimated reserves are gas.
The Trust received the affirmative vote of the unitholders of more than 66 2/3% of the outstanding units to terminate the Trust at the meeting of unitholders held on January 29, 2008. Upon termination of the Trust, among other things, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, or the price that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the units.
The Trust can give no assurances of the effect of the results of the affirmative vote to terminate the Trust by the unitholders on the continued listing of the units on the New York Stock Exchange (NYSE) or any other national quotation system.
Additional information about the Trust can be found in the Trust’s filings with the Securities and Exchange Commission and on the Trust’s website, www.torchroyalty.com.
Forward-Looking Statements
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of

1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust (except with respect to the fact that the Trust received the affirmative vote of the unitholders to terminate the Trust), are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including but not limited to, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.